Krista Tanner                                November 13, 2025
49290 Villa Court
Novi, MI 48374

Dear Krista,
On behalf of ITC Holdings Corp. (the "Company"), we are pleased to confirm that in addition to serving as President of the Company, you will also serve as Chief Executive Officer (“CEO”), under the terms and conditions set forth in this letter.
1.Position and Duties:
As President & Chief Executive Officer you will report directly to the Company's Board of Directors, and shall have such duties and authority as the Board determines from time to time. If requested, you shall also serve as a member of the Board without additional compensation.

2.Conditional Nature of Offer/Effective Date:
This change, and all terms contained herein, are strictly contingent upon the formal retirement of the current CEO, Linda Aspey, from all employment and board positions with the Company and its affiliates (the "Condition"). This change is also conditioned on your continued performance of your job duties to the satisfaction of the Board and you not engaging in conduct detrimental to the Company’s interests. The "Effective Date" of you becoming CEO shall be the date immediately following Ms. Aspey’s formal retirement. You will be notified in writing once the Condition is satisfied and the exact Effective Date is confirmed.

3.Start Date and Transition Period:
We anticipate your official start date as CEO will be on or around March 21, 2026 (“Anticipated Date”). Prior to the Effective Date, you may be asked to serve in a transitional capacity, such as (e.g., "CEO Designate"), to ensure a smooth handover of responsibilities. Your compensation, benefits and other conditions of employment during this interim period will continue to be those set out in your July 17, 2024 Employment Agreement.

4.Compensation and Benefits:
Effective upon the Effective Date, your compensation and benefits will be as follows:
•Annual Base Salary: $800,000, paid in accordance with the Company's standard payroll schedule.
•Additional Compensation:
oAnnual Incentive Target: 100% (200% maximum of base salary)
oLTIP Target: 250%
•CEO Level Perquisites: Per Policy – same as previous, higher levels of auto allowance; business social club membership; financial, estate, legal & tax planning
•Vacation: Per Policy
5.Other Terms and Conditions of Employment:
Except as provided in ¶4 above, your terms and conditions of employment as President & CEO will be the same as those set out in your July 17, 2024 Employment Agreement.

6.President & CEO Employment Agreement:
Prior to the Effective Date, you will be provided a new Employment Agreement incorporating the Compensation and Benefits set forth in ¶4 above.
Please indicate your acceptance of this conditional offer and the terms outlined by signing and returning a copy of this letter by November 14, 2025. We look forward to assuming the role of President & CEO.

Sincerely,

Matthew Dills
Vice President and Chief Human Resources Officer

Acknowledged and Agreed:
/s/ Krista Tanner
Krista Tanner
Date: ____________________